Exhibit 99.1

Armstrong World Industries Reports

Second-Quarter 2026 Results

•
Record second-quarter Net Sales with double-digit growth in Architectural Specialties and strong Mineral Fiber results driven by both Average Unit Value (AUV) and volume growth
•
Operating Income up 9% and Adjusted EBITDA up 8%
•
Diluted Net Earnings Per Share up 12% and Adjusted Diluted Net Earnings Per Share up 13%
•
Raising 2026 guidance midpoints across all key metrics
•
Share repurchase authorization increased by $800 million and extended through December 2029

(All comparisons are versus the prior-year period unless otherwise stated)

LANCASTER, Pa., July 28, 2026 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported second-quarter 2026 financial results highlighted by double-digit net sales and solid earnings growth.

"Consistent execution across our enterprise and continued contributions from our growth initiatives drove record quarterly net sales, operating income and adjusted EBITDA, with solid performance in both segments," said AWI President and CEO, Mark Hershey. "Mineral Fiber delivered solid Average Unit Value growth and a second consecutive quarter of volume growth, while Architectural Specialties posted double-digit sales growth and a healthy adjusted EBITDA margin. These results reflect the durability of our business model, the strength of our growth initiatives and the dedication, discipline and customer focus of our teams. While we continue to monitor macroeconomic and geopolitical uncertainty, we remain well-positioned to manage through these conditions, execute on our growth initiatives and capture additional market opportunities as they emerge."

Second-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended June 30,
	2026	2025	Change
Net sales	$472.0	$424.6	11.2%
Operating income	$133.8	$123.2	8.6%
Operating income margin (Operating income as a % of net sales)	28.3%	29.0%	(70)bps
Net earnings	$96.7	$87.8	10.1%
Diluted net earnings per share	$2.26	$2.01	12.4%

Additional Non-GAAP* Measures
Adjusted EBITDA	$166	$154	7.5%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	35.2%	36.3%	(110)bps
Adjusted net earnings	$101	$91	10.3%
Adjusted diluted net earnings per share	$2.36	$2.09	12.9%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Consolidated net sales for the second quarter of 2026 increased 11.2% from the prior-year quarter due to higher volumes of $31 million and favorable AUV of $16 million. Architectural Specialties net sales increased $26 million and Mineral Fiber net sales increased $21 million from the prior-year quarter. Architectural Specialties segment net sales improved due to a $15 million increase in organic net sales and an $11 million inorganic contribution from the 2025 and 2026 acquisitions. The increase in Mineral Fiber net sales was driven by favorable AUV and improved sales volumes.

Consolidated operating income increased 8.6% in the second quarter of 2026 compared to the prior-year period, primarily due to a $13 million margin benefit from sales volume growth, a $12 million margin benefit from favorable AUV and a $2 million increase in equity earnings from the Worthington Armstrong Joint Venture ("WAVE"). These benefits were partially offset by a $9 million increase in selling, general and administrative ("SG&A") expenses and a $6 million increase in manufacturing costs. Manufacturing costs included a $2 million benefit from tariffs, driven by International Emergency Economic Powers Act (“IEEPA”) tariff refunds recognized during the quarter.

Second-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2026	2025	Change
Net sales	$288.2	$267.0	7.9%
Operating income	$105.3	$98.4	7.0%
Adjusted EBITDA*	$129	$121	6.8%
Operating income margin	36.5%	36.9%	(40)bps
Adjusted EBITDA margin*	44.7%	45.2%	(50)bps

Mineral Fiber net sales increased $21 million in the second quarter of 2026 compared to the prior-year quarter primarily due to $16 million of favorable AUV, including both favorable like-for-like price and mix driven by continued demand at the high-end of the product portfolio. Additionally, net sales benefited from $5 million of higher volumes, driven primarily by strong commercial execution and benefits from growth initiatives.

Mineral Fiber operating income increased 7.0% due to a $12 million margin benefit from favorable AUV, a $3 million margin benefit from higher sales volumes and a $2 million increase in WAVE equity earnings. These benefits, along with manufacturing productivity gains, were partially offset by a $5 million increase in SG&A expenses, primarily driven by investments to support growth, and a $4 million increase in manufacturing costs, including freight, raw material and energy inflation.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2026	2025	Change
Net sales	$183.8	$157.6	16.6%
Operating income	$29.4	$25.6	14.8%
Adjusted EBITDA*	$37	$34	10.4%
Operating income margin	16.0%	16.2%	(20)bps
Adjusted EBITDA margin*	20.4%	21.5%	(110)bps

Architectural Specialties net sales increased $26 million in the second quarter of 2026 compared to the prior-year quarter due to a $15 million increase in organic net sales driven by strong growth across most specialty product categories and an $11 million inorganic contribution.

Architectural Specialties operating income increased 14.8% due to a $5 million margin benefit from higher organic net sales, which includes the impact of higher steel and aluminum costs, and a $4 million inorganic contribution. These benefits were partially offset by a $4 million increase in SG&A expenses, of which approximately half were driven by the 2026 and 2025 acquisitions. In addition, manufacturing costs increased $1 million, inclusive of a $2 million benefit from IEEPA tariff refunds.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the second quarter of 2026 and 2025.

Cash Flow

Year-to-date cash flows from operating activities in 2026 increased $3 million or 3% in comparison to the prior-year period. The favorable change in operating cash flows was primarily driven by an increase in cash earnings and favorable timing related changes in accounts payable and accrued expenses, partially offset by unfavorable timing related changes in receivables. Year-to-date cash flows used for investing activities increased $58 million in comparison to the prior-year period, primarily due to cash paid for the acquisition of Eventscape, partially offset by an increase in dividends from WAVE.

Share Repurchase Program

In the second quarter of 2026, the Company repurchased 0.5 million shares of common stock for a total cost of $75 million, excluding the cost of commissions and taxes, at an average price of $163.20 per share. As of June 30, 2026, there was $398 million remaining under the existing authorized share repurchase program. On July 21, 2026, the Board of Directors of the Company authorized an additional $800 million to be added to the Company's existing share repurchase program authorization and extended the authorization through December 2029**.

** In July 2016, the Board of Directors of the Company approved a share repurchase program authorizing the repurchase of outstanding shares of common stock (the "Program"). Pursuant to additional authorization and extensions of the Program approved by the Board of Directors, including $800 million authorized on July 21, 2026, the Company is authorized to repurchase up to $2.5 billion of outstanding shares of common stock through December 2029. Since inception and through June 30, 2026, the Company has repurchased 16.2 million shares under the Program for a total cost of $1.3 billion, excluding commissions and taxes, or an average of $80.31 per share.

Updating 2026 Outlook

“We are pleased with our second quarter results, delivering double-digit sales growth for the total company and solid profitability across both segments against a strong prior-year comparison,” said Chris Calzaretta, AWI Senior Vice President and CFO. “The strength of that performance gives us the confidence to raise the midpoint of our full-year guidance across all key metrics. As we look to the second half of the year, we remain focused on executing our growth strategy, driving operational excellence, and continuing to create value for our shareholders.”

		For the Year Ended December 31, 2026
(Dollar amounts in millions except per-share data)	2025 Actual	Current Guidance			VPY Growth %
Net sales	$1,621	$1,770	to	$1,800	9%	to	11%
Adjusted EBITDA*	$555	$605	to	$620	9%	to	12%
Adjusted diluted net earnings per share*	$7.41	$8.30	to	$8.50	12%	to	15%
Adjusted free cash flow*	$346	$380	to	$395	10%	to	14%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss second-quarter 2026 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrong.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended June 30, 2026, that the Company expects to file with the SEC today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.6 billion in revenue in 2025, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended June 30, 2026, that the Company expects to file with the SEC today.

Contacts

Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrong.com or (717) 396-6354

Investors: Morgan Leitzel, Manager, Investor Relations

mcleitzel@armstrong.com or (717) 396-2240

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$472.0	$424.6	$881.9	$807.3
Cost of goods sold	277.0	248.8	531.6	481.6
Gross profit	195.0	175.8	350.3	325.7
Selling, general and administrative expenses	93.7	84.4	182.1	162.1
Loss related to change in fair value of contingent consideration	0.9	0.1	0.9	0.4
Equity (earnings) from unconsolidated affiliates, net	(33.4)	(31.9)	(60.7)	(58.5)
Operating income	133.8	123.2	228.0	221.7
Interest expense	7.8	8.6	15.1	17.1
Other non-operating (income), net	(0.9)	(0.7)	(2.4)	(1.4)
Earnings before income taxes	126.9	115.3	215.3	206.0
Income tax expense	30.2	27.5	51.8	49.1
Net earnings	$96.7	$87.8	$163.5	$156.9

Diluted net earnings per share of common stock	$2.26	$2.01	$3.81	$3.59
Average number of diluted common shares outstanding	42.7	43.7	42.9	43.7

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net Sales
Mineral Fiber	$288.2	$267.0	$545.4	$512.1
Architectural Specialties	183.8	157.6	336.5	295.2
Total net sales	$472.0	$424.6	$881.9	$807.3

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Segment operating income (loss)
Mineral Fiber	$105.3	$98.4	$190.8	$182.9
Architectural Specialties	29.4	25.6	38.7	40.4
Unallocated Corporate	(0.9)	(0.8)	(1.5)	(1.6)
Total consolidated operating income	$133.8	$123.2	$228.0	$221.7

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	June 30, 2026	December 31, 2025
Assets
Current assets	$425.3	$391.5
Property, plant and equipment, net	629.8	630.7
Other non-current assets	951.7	902.5
Total assets	$2,006.8	$1,924.7
Liabilities and shareholders’ equity
Current liabilities	$280.0	$267.4
Non-current liabilities	842.5	756.6
Shareholders' equity	884.3	900.7
Total liabilities and shareholders’ equity	$2,006.8	$1,924.7

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Six Months Ended June 30,
	2026	2025
Net earnings	$163.5	$156.9
Other adjustments to reconcile net earnings to net cash provided by operating activities	11.3	8.7
Changes in operating assets and liabilities, net	(48.9)	(43.0)
Net cash provided by operating activities	125.9	122.6
Net cash (used for) provided by investing activities	(44.9)	13.2
Net cash (used for) financing activities	(114.2)	(134.7)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	0.7
Net (decrease) increase in cash and cash equivalents	(34.1)	1.8
Cash and cash equivalents at beginning of year	112.7	79.3
Cash and cash equivalents at end of period	$78.6	$81.1

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition-related expenses (i.e. impact of adjustments related to the fair value of inventory, third-party professional fees and changes in the fair value of contingent consideration for acquisitions). The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2026. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$472	$425	$882	$807

Net earnings	$97	$88	$164	$157
Add: Income tax expense	30	28	52	49
Earnings before income taxes	$127	$115	$215	$206
Add: Interest/other income and expense, net	7	8	13	16
Operating income	$134	$123	$228	$222
Add: RIP expense (1)	1	1	1	1
Add: Acquisition-related impacts (2)	1	-	4	-
Add: Severance and cost reduction actions	-	-	3	-
Add: Environmental expense	1	-	1	-
Adjusted operating income	$136	$124	$236	$223
Add: Depreciation and amortization	30	30	60	60
Adjusted EBITDA	$166	$154	$296	$283

Operating income margin	28.3%	29.0%	25.9%	27.5%
Adjusted EBITDA margin	35.2%	36.3%	33.5%	35.1%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Mineral Fiber

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$288	$267	$545	$512

Operating income	$105	$98	$191	$183
Add: Acquisition-related impacts (1)	1	-	1	-
Add: Severance and cost reduction actions	-	-	2	-
Add: Environmental expense	1	-	1	-
Adjusted operating income	$107	$98	$194	$183
Add: Depreciation and amortization	22	22	44	43
Adjusted EBITDA	$129	$121	$238	$226

Operating income margin	36.5%	36.9%	35.0%	35.7%
Adjusted EBITDA margin	44.7%	45.2%	43.6%	44.1%

(1) Represents the impact of changes in fair value of contingent consideration.

Architectural Specialties

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$184	$158	$337	$295

Operating income	$29	$26	$39	$40
Add: Acquisition-related impacts (1)	-	-	3	-
Add: Severance and cost reduction actions	-	-	1	-
Adjusted operating income	$29	$26	$42	$40
Add: Depreciation and amortization	8	8	16	17
Adjusted EBITDA	$37	$34	$58	$58

Operating income margin	16.0%	16.2%	11.5%	13.7%
Adjusted EBITDA margin	20.4%	21.5%	17.3%	19.5%

(1) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Unallocated Corporate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Operating (loss)	$(1)	$(1)	$(2)	$(2)
Add: RIP expense (1)	1	1	1	1
Adjusted operating (loss)	$-	$-	$(1)	$(1)
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating loss. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$94	$82	$126	$123
Net cash provided by (used for) investing activities	6	7	(45)	13
Net cash provided by operating and investing activities	$100	$89	$81	$136
(Less)/Add: Acquisitions, net of cash acquired	-	(1)	65	(1)
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	2	1
Adjusted Free Cash Flow	$100	$88	$147	$136

(1) Contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2026		2025		2026		2025
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$97	$2.26	$88	$2.01	$164	$3.81	$157	$3.59
Add: Income tax expense	30		28		52		49
Earnings before income taxes	$127		$115		$215		$206
(Less): RIP (credit) (1)	-		-		(1)		-
Add: Acquisition-related impacts (2)	1		-		4		-
Add: Acquisition-related amortization (3)	4		4		7		9
Add: Severance and cost reduction actions	-		-		3		-
Add: Environmental expense	1		-		1		-
Adjusted net earnings before income taxes	$132		$120		$229		$215
(Less): Adjusted income tax expense (4)	(31)		(29)		(55)		(51)
Adjusted net earnings	$101	$2.36	$91	$2.09	$174	$4.05	$164	$3.76
Adjusted diluted EPS change versus prior year		12.9%				7.7%
Diluted shares outstanding		42.7		43.7		42.9		43.7
Effective tax rate		24%		24%		24%		24%

(1) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2026
	Low		High
Net earnings	$339	to	$345
Add: Income tax expense	113		115
Earnings before income taxes	$452	to	$460
Add: Interest expense	29		31
Add: Other non-operating (income), net	(4)		(4)
Operating income	$477	to	$487
Add: RIP expense (1)	2		2
Add: Acquisition-related impacts (2)	4		4
Add: Severance and cost reduction actions	3		3
Add: Environmental expense	1		1
Adjusted operating income	$486	to	$496
Add: Depreciation and amortization	119		124
Adjusted EBITDA	$605	to	$620

(1) RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

(2) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2026
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$339	$7.99	to	$345	$8.14
Add: Income tax expense	113			115
Earnings before income taxes	$452		to	$460
(Less): RIP (credit) (2)	(1)			(1)
Add: Acquisition-related amortization (3)	14			16
Add: Acquisition-related impacts (4)	4			4
Add: Severance and cost reduction actions	3			3
Add: Environmental expense	1			1
Adjusted earnings before income taxes	$471		to	$481
(Less): Adjusted income tax expense (5)	(118)			(120)
Adjusted net earnings	$353	$8.30	to	$361	$8.50

(1) Adjusted diluted EPS guidance for 2026 is calculated based on approximately 42.5 million diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) to be recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

(5) Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2026
	Low		High
Net cash provided by operating activities	$365	to	$382
Add: Return of investment from joint venture	114		122
Less: Capital expenditures	(100)		(110)
Add: Contingent consideration in excess of acquisition-date fair value (1)	2		2
Adjusted Free Cash Flow	$380	to	$395

(1) Contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.